EXHIBIT 10.1

AMENDED AND RESTATED SHARE EXCHANGE AND REORGANIZATION AGREEMENT

This Amended and Restated Share Exchange and Reorganization Agreement (this "Agreement") is made and entered into as of May 26, 2016 by and Satya Worldwide, Inc., a Florida corporation (the "Purchaser"), Global Fantasy Sports, Inc., a Florida corporation ("GFS") and the stockholders of GFS set forth on Schedule "A" hereto (the "GFS Stockholders").  Each of the Purchaser, GFS and the GFS Stockholders are referred to herein individually as the "Party" and collectively as the "Parties."
RECITALS

A.        WHEREAS, the GFS Stockholders own, in the aggregate, all of the issued and outstanding common stock of GFS (the "GFS Shares"); and

B.        WHEREAS, subject to the terms and conditions set forth herein, the GFS Stockholders wish to sell to Purchaser and Purchaser desires to purchase from the GFS Stockholders, the GFS Shares for the purchase price per share set forth in this Agreement (the "Transaction");

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted the Parties, intending to be legally bound, hereby agree as follows:
 ARTICLE I
DEFINITIONS
1.1        Definitions.   For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
 "Action" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.
"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
"Agreement" has the meaning set forth in the preamble.
 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
 "Code" means the Internal Revenue Code of 1986, as amended.
 "Contract" means any written or oral contract, lease, license, indenture, note, bond, agreement, arrangement, understanding, permit, concession, franchise or other instrument.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.
 "GAAP" means, with respect to any Person, generally accepted accounting principles in the U.S. applied on a consistent basis with such Person's past practices.
"Governmental Authority" means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body
 "Indebtedness" means without duplication, (a) all indebtedness or other obligation of the Person for borrowed money, whether current, short-term, or long-term, secured or unsecured, (b) all indebtedness of the Person for the deferred purchase price for purchases of property outside the Ordinary Course of Business, (c) all lease obligations of the Person under leases which are capital leases in accordance with GAAP, (d) any off-balance sheet financing of the Person including synthetic leases and project financing, (e) any payment obligations of the Person in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (f) any liability of the Person with respect to interest rate swaps, collars, caps and similar hedging obligations, (g) any liability of the Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated herein, (h) any indebtedness referred to in clauses (a) through (g) above of any other Person which is either guaranteed by, or secured by a security interest upon any property owned by, the Person and (i) accrued and unpaid interest, of, and prepayment premiums, penalties or similar contractual charges arising as result of the discharge at Closing of, any such foregoing obligation.
"Intellectual Property" means all industrial and intellectual property, including, without limitation, all U.S and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.
"Intellectual Property License" has the meaning set forth in Section 3.16(a).
"Knowledge" shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation.  The Purchaser and GFS shall be deemed to have "Knowledge" of a matter if any of their respective officers or directors, has Knowledge of such matter.  Phrases such as "to the Knowledge of GFS" or "to the Knowledge of Purchaser" shall be construed accordingly.
"Laws" means, with respect to any Person, any U.S. or non-U.S., federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.
"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
 "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

"Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, financial condition, operations, results of operations, assets or future prospects of such Person.
"Order" means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.
"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
"Party" and "Parties" have the respective meanings set forth in the preamble.
"Person" means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.
 "GFS Website" means those website operated by GFS under of linked to the domain names set forth in Section 3.16 of the GFS Disclosure Schedule.
"Purchaser" has the meaning set forth in the preamble.
"Purchaser Common Stock" means the common stock, par value $.001 per share, of the Purchaser.
"SEC" means the U.S. Securities and Exchange Commission, or any successor agency thereto.
 "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.
 "Subsidiary" when used in reference to any Person shall mean any corporation, limited liability company or other form of legal entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (or the equivalent thereof) are owned directly or indirectly by such Person.
"Tax Return" means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be provided to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.
"Tax" or "Taxes" means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (i) being a member of an affiliated, consolidated, combined, unitary or similar group for any period, (ii) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person, (iii) being liable for another Person's taxes as a transferee or successor otherwise for any period, or (iv) operation of Law.
"Transaction" has the meaning set forth in the Recitals.
 "Transaction Documents" means, collectively, this Agreement and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.
"Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II - PURCHASE AND SALE OF THE GFS SHARES

2.1        Purchase and Sale of Stock

Subject to the terms and conditions hereof, on the Closing Date (as defined below), each of the GFS Stockholders shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from the GFS Stockholders the number of the GFS Shares set forth opposite their names on the Schedule 2.1 attached hereto.

2.2        The Closing

The closing of this Agreement (the "Closing") shall occur on a date mutually agreeable by the parties following the satisfaction or, if permitted pursuant hereto, waiver of the conditions to Closing of each party set forth below (the "Closing Date") at 10:00 a.m. local time at the offices of Cyruli Shanks Hart & Zizmor, LLP, or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the Operative Documents (as defined in Section 3.3 hereof) or otherwise. The Parties acknowledge and agree that they will use their respective commercially reasonable best efforts to cause the Closing to occur on May 10, 2016.

2.3        Purchase Price

2.3.1        Consideration Shares.  Subject to the terms and conditions of this Agreement, the total purchase price for all of the issued and outstanding GFS Shares (the "Purchase Price") shall be 27,000,000 newly issued shares (the "Consideration Shares") of Purchaser Common Stock to the GFS Stockholders, on a pro rata basis, in accordance with the GFS Stockholders' respective ownership of the GFS Shares as set forth on Schedule "A".

2.3.2        No Fractional Securities.  No certificates or scrip representing fractional Purchaser Common Stock shall be issued pursuant to this Article. In lieu of any such fractional securities, each GFS Stockholder who would otherwise have been entitled to a fraction of a share of Consideration Shares will be paid cash for an amount equal to such fraction.

2.4        Assistance in Consummation of the Purchase and Sale of the GFS Shares

The GFS Stockholders, GFS and Purchaser shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the GFS Shares and the other transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

2.5        Tax Consequences

For U.S. federal income Tax purposes, the Transaction together with the transaction contemplated by Stock Purchase and Reorganization Agreement (this "Agreement") is made and entered into as of December 31, 2015,  is intended to constitute a "reorganization" within the meaning of Section 368(a)(l)(B) of the Code.  The Parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

ARTICLE III - REPRESENTATIONS AND WARRANTIES
OF GFS AND THE GFS STOCKHOLDERS

As of the date of this Agreement and as of the Closing, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by GFS and the GFS Stockholders (the "GFS Disclosure Schedule") and which is arranged according to the numbered and lettered paragraphs of this Article III, (a) GFS represents and warrants to Purchaser and (b) the GFS Stockholders, to the best of each such GFS Stockholders' knowledge, represent and warrant, severally and not jointly, to Purchaser, in this Article III, with such representations and warranties intended to apply to both GFS and its Subsidiaries, as and when applicable, and in the case of each GFS Stockholder only as to itself and not the other GFS Stockholders, as follows:

3.1        Good Title

Each GFS Stockholder represents that it owns such number of GFS Shares set forth opposite its name on Schedule "A" hereto, free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option.

3.2        Organization, Good Standing

GFS and each of its subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of the jurisdiction in which it was formed. GFS has all requisite power and authority to own its assets, those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing in the jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect on GFS.

3.3        Authorization

GFS has full corporate power and authority and each GFS Stockholder has the full power, right and authority to enter into this Agreement and each of the other documents that it will deliver pursuant to the Transaction  (collectively, the "Operative Documents"), and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which GFS or the GFS Stockholders is a Party will be, on the Closing Date, duly executed and delivered by each of GFS and the GFS Stockholder, as applicable, and this Agreement is, and each Operative Document to which GFS or the GFS Stockholder is a Party will be, on the Closing Date, a legal, valid and binding obligation of each of GFS and the GFS Stockholder, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement and each such Operative Document, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

3.4        Authorized Capitalization

On the date of this Agreement, there are 14,000,000 issued and outstanding shares of GFS common stock and all issued and outstanding shares are held in the aggregate by the GFS Stockholders.  All issued and outstanding GFS Shares are validly issued, fully paid and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate GFS, or any of its subsidiaries to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. Except as set forth in Section 3.4 of the GFS Disclosure Schedule, (a) there are no voting trusts or other agreements or understandings with respect to the capital stock of GFS to which GFS is a Party or by which GFS is bound and (b) there are no such agreements or understandings to which any of the Stockholders are a Party or by which any of the GFS Stockholders are bound.  Except as set forth in Section 3.4 of the GFS Disclosure Schedule, none of the GFS Stockholders are indebted to GFS and GFS is not indebted to any of the GFS Stockholders.

3.5        Subsidiaries and Affiliates

Each direct or indirect Subsidiary of GFS is set forth in Section 3.5 of the GFS Disclosure Schedule.  Except as set forth in Schedule 3.5 of the GFS Disclosure Schedule, GFS does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

3.6        No Approvals or Notices Required; No Conflicts With Instruments

Except as set forth in Schedule 3.6 of the GFS Disclosure Schedule, the execution, delivery and performance of this Agreement and the Operative Documents by GFS and each GFS Stockholder and the consummation of the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to GFS or the GFS Stockholders, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person (the consent of all such Persons to be duly obtained by GFS and the GFS Stockholders at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any Party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which GFS or the GFS Stockholder is a Party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of GFS or upon the GFS Shares, (e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation and Bylaws of GFS (the "GFS Organizational Documents"), or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of GFS.

3.7        Financial Statements

GFS has delivered to Purchaser a consolidated audited financial statements including a balance sheet, statement of operations and retained earnings of the GFS and its Subsidiaries, and statements of cash flows and equity of the GFS and its Subsidiaries, together with the related notes thereto for the 12-month periods ending December 31, 2015 and December 31, 2014 (collectively, the "Audited Financial Statements").  The Audited Financial Statements each are complete and correct in all material respects and fairly present the financial condition of GFS as of the dates thereof and the results of their operations for the fiscal years and periods ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied. The Audited Financial Statements present fairly the financial position, results of operations and changes in financial position of GFS as of the dates and for the periods indicated.

GFS has no material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Audited Financial Statements other than liabilities or obligations (i) in the ordinary course of business and consistent with past practice and not in excess of $10,000 in the aggregate or $2,500 individually or (ii) specifically set forth in Schedule 2.7.

3.8        Intentionally Deleted.

3.9        Taxes.

GFS has (a) duly and timely filed, with tbe Internal Revenue Service and other appropriate governmental agencies (domestic and foreign) all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to GFS and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments. Furthermore, except as described in Section 3.9 of the GFS Disclosure Schedule, (i) the reserves and provisions for Taxes reflected in the 2015 Balance Sheet are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against GFS and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against GFS of any additional tax liability with respect to any period for which tax returns have been filed; and (iv) GFS has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

3.10       Property.

(a)          GFS owns no real property.

(b)          Section 3.10 of the GFS Disclosure Schedule contains a complete and accurate list of each item of personal property having a fair market value in excess of $10,000 which is owned, leased, rented or used by GFS (the "Personal Property"); provided, however, that such list need not describe Intellectual Property or the Intellectual Property Licenses. GFS has delivered to Purchaser true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Personal Property. The Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000, the Listed Intellectual Property and the Intellectual Property Licenses) (i) reflected in the 2015 Balance Sheet purchased by GFS since the date of the 2015 Balance Sheet (except for such properties or assets sold since the date of the 2015 Balance Sheet in the ordinary course of business and consistent with past practice) or (ii) used in the business GFS as presently conducted.

(c)           Each lease of any portion of real property leased by GFS is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such real property. GFS has performed all obligations imposed upon it thereunder; and neither GFS nor any other Party thereto is in default thereunder nor, to the knowledge of GFS, is there any event which with notice or lapse of time, or both, would constitute a default thereunder by any other Person.  Except as set forth in Section 3.6 of the GFS Disclosure Schedule, no consent is required from any Person under any lease of the real property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and GFS has not received notice that any Party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. GFS has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the real property.

(d)           GFS' Personal Property is in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put and comply in all material respects with applicable safety and other laws and regulations.

(e)           The Personal Property is free and clear of all liens, and, other than leased Personal Property, which is so noted on the list supplied pursuant to paragraph (b) of this Section 3.10, GFS owns such Personal Property.

(f)            Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, GFS has performed all material obligations imposed upon it thereunder, and neither GFS nor, to the knowledge of GFS, any other Party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder, except in the event that any such default would not constitute a Material Adverse Effect. Except as set forth in Section 3.10 of the GFS Disclosure Schedule, no consent is required from the owner or lessor under any lease of Personal Property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and GFS has not received written notice that any Party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. GFS has not granted any leases, subleases, tenancies or licenses of any portion of the Personal Property, except as described in Section 3.10 of the GFS Disclosure Schedule.

(g) Neither the whole nor any portion of any assets or property of GFS are subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, has any such condemnation, expropriation or taking been proposed.

3.11           Contracts

Each of GFS' material contracts are valid, binding and enforceable in accordance with their terms against each Party thereto, are in full force and effect, GFS has performed all material obligations imposed upon it thereunder, and neither GFS nor, to the Knowledge of GFS, any other Party thereto is in material default thereunder, nor, to the knowledge of GFS, is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. True and complete copies of each such contracts have been heretofore delivered or been made available to Purchaser.  GFS has no:

(a)        agreements, contracts, commitments or restrictions requiring GFS to make any charitable contribution;

(b)       outstanding sales or service contracts, commitments or proposals of GFS which are expected by GFS to result in any loss or the realization of less than GFS' usual and customary margins upon completion or performance thereof, in excess of the inventory reserve provided in the 2015 Balance Sheet, or any outstanding contracts, bids, or sales or service proposals quoting prices which GFS, based upon GFS' current operations, expects not to result in a profit;

(c)       material contracts with directors, officers, stockholders, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by it within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of GFS;

(d)       employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

(e)       collective bargaining or union contracts or agreements;

(f)        restriction by agreement from carrying on its business anywhere in the world, or restriction by agreement from providing services to any customer or potential customer which restriction is material to the business of GFS;

(g)       material liability or obligation with respect to the return of inventory or merchandise other than on account of a defective condition, incorrect quantities or missed delivery dates;

(h)       debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others in excess of $5,000 individually or $25,000 in the aggregate;

(i)        loans outstanding to any Person other than expense advances to employees not in excess of $1,000 individually or $2,500 in the aggregate;

(j)        powers of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;

(k)       written notice of or any knowledge that any Party to a material contract to which it is a Party intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder;

(l)         material disagreement with any of its suppliers or customers; and

(m)       equipment leases other than leases previously disclosed pursuant to Section 3.10.

3.12     Customers and Suppliers

GFS has not had any customer who accounted, directly or indirectly, for more than 5% of its revenue during calendar year 2015, and GFS has no supplier from whom it has purchased more than 5% of the goods or services which it purchased during calendar year 2014. GFS is not bound by, any contract which prohibits the use or publication by GFS of the name of any Party to such contract and GFS is not a Party to or bound by, any contract which prohibits or in any way restricts GFS from freely providing services to any other customer of GFS or any potential customer of GFS.

3.13      Litigation; Claims and Legal Proceedings

GFS is not a Party to or the subject of any pending litigation, claims, decrees, orders, or stipulations, or been advised of any disclosed governmental investigation not otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting GFS, its management or its properties. GFS has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it.

To the best of the knowledge of GFS and the GFS Stockholders, there is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation by any Person (other than as noted in Section 3.13 of the GFS Disclosure Schedule) that would result in a Material Adverse Effect before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which GFS is a Party.

3 .14      Labor Matters

There are no material disputes, employee grievances or disciplinary actions pending or to the knowledge of GFS threatened or involving GFS or any of its present or former employees. GFS has, to its knowledge, substantially complied with all provisions of all applicable law relating to employment and employment practices, terms and conditions of employment, workers compensation, wages and hours, where the failure to comply with which would have a Material Adverse Effect on GFS. GFS is not engaged in any unfair labor practice and has no liability for any arrears of wages or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or affecting GFS, and GFS has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on GFS. GFS has no knowledge of any organizational efforts presently being made on behalf of any labor union with respect to employees of GFS, and GFS has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

3.15      Employee Benefit Plans

GFS has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees as to which GFS has any liability ("Employee Benefit Plan").

3.16      Intellectual Property

(a)         Set forth in Section 3.16 of the GFS Disclosure Schedule, is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, domain names, trade secrets and formulae (collectively, the "Listed Intellectual Property") of any kind now used in the business of GFS except for mass-market third-Party software packages used by GFS.  Section 3.16 of the GFS Disclosure Schedule contains a complete list of all licenses or agreements, to which GFS with respect to any of the Listed Intellectual Property (the "Intellectual Property Licenses").  Except as set forth in Section 3.16 of the GFS Disclosure Schedule, to the Knowledge of GFS, neither GFS' operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that GFS' operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any valid Intellectual Property of any other Person, nor is there, to the best of GFS' knowledge, any infringement by any other Person of any of the Listed Intellectual Property.

(b)          Except as set forth in Section 3.16 of the GFS Disclosure Schedule and except for any mass mark, off-the-shelf or downloaded software or similar types of Intellectual Property Licenses with a value of less than $1,000, as of the Closing, GFS is the sole and exclusive owner or licensee of:

(i)       the Listed Intellectual Property and the technology, know-how and processes now used by GFS, or used in connection with any product now being manufactured and sold by GFS; and

(ii)      all rights, title and interest in and to the computer software listed in Section 3.16 of the GFS Disclosure Schedule, with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof (collectively, the "Website Software").  Without limiting the generality of the above, to the extent described in Section 3.16 of the GFS Disclosure Schedule, the Website Software includes GFS' related programs, database structures, database GFS, HTML, Perl, JavaScript and all other scripting and programming implementing each GFS website, trade secrets, algorithms and processes relating to the Website Software or such programs, Website Software copyright in and to each and all works derivative therefrom, all current, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Website Software.

(c)          Each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), GFS has performed all obligations imposed upon it thereunder, GFS is not in default thereunder, nor and to the Knowledge of GFS,  is there any event which with notice or lapse of time, or both, would constitute a default thereunder. GFS has not received notice that any Party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.  No licenses, sublicenses, covenants or agreements have been granted or entered into by GFS in respect of any of the Listed Intellectual Property except the Intellectual Property Licenses. No director, officer, stockholders or employee of GFS owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property.  None of the officers of GFS and none of GFS' employees, and none of its consultants,  agents, representatives or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, with any Person other than GFS.

(d)  (i)       GFS has the right to use the Website Software, all trade secrets, customer lists, database content, graphics, logos, illustrations, and the like used on each of the GFS websites, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) GFS has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of GFS involved in the design, review, evaluation, development, implementation or support of services or products of GFS or the creation or development of any Listed Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of GFS' trade secrets and other confidential information and to vest in GFS exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of GFS, all trade secrets and other confidential information of GFS are not part of the public domain or knowledge, nor, to the knowledge of GFS, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for GFS; and (v) to the knowledge of GFS, no employee or consultant of GFS has used any trade secrets or other confidential information of any other Person in the course of their work for the GFS.

(f)              GFS' use, license, sublicense and sale of any User Data (as defined below) collected from users of any website of GFS has complied with the GFS' published privacy policy in effect at the time such User Data was collected (collectively, the "Privacy Policies") and all applicable laws that relate to or govern the compilation, use and transfer of User Data.  For purposes hereof, (1) "User Data" means: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a website and all other data associated with a user's behavior on the Internet, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles; (2) "Personal Element" means a natural person's full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural Person; and (3) "Unique Identifying Number" means an identifier uniquely associated with a Person such as a social security number, driver's license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the Person.

(g)             GFS has not utilized any open source software in any software utilized by GFS and GFS has no obligation to publish any of the object code owned by or utilized by GFS.

3.17          Accounts Receivable

GFS has no accounts receivable.

3.18           Inventory

GFS has no inventory.

3.19           Corporate Books and Records

GFS has furnished or made available to Purchaser or its representatives for their examination true and complete copies of its (a) corporate formation documents of GFS and its Subsidiaries, including all amendments thereto, (b) the minute books of GFS and its Subsidiaries, and (c) the register books of GFS and its Subsidiaries.

3.20            Licenses, Permits, Authorizations, Etc.

Section 3.20 of the GFS Disclosure Schedule sets forth received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits issued to GFS. GFS has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a Material Adverse Effect on GFS ("Material Regulatory Consents"). GFS has not received any written notification of any failure by it to have obtained any Material Regulatory Consents.

3.21           Applicable Laws

GFS to the best of its knowledge has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Personal Property, the failure to comply with which would, in the aggregate, have a Material Adverse Effect on GFS, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. GFS has not received any notification of any asserted present or past unremedied failure by GFS to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

3.22       Insurance

As of the Closing, GFS will maintain such policies of insurance, as are appropriate to GFS' operations, property, and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets.  All such policies of insurance are, as of the Closing, in full force and effect. GFS is not in default, as to the payment of premiums or otherwise, under the terms of any such policy.  No coverage provided in such policies of insurance shall be diminished, lost or otherwise adversely affected as a result of the transactions contemplated in this Agreement.

3.23       Brokers and Finders

GFS represents and warrants, and each of the GFS Stockholders represents and warrants, that neither GFS nor any of the GFS Stockholders has retained any broker or finder in connection with the Transaction.

3.24       Absence of Questionable Payments

Neither GFS nor to its knowledge, any director, officer, agent, employee or other Person acting on behalf of GFS has used any GFS funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither GFS nor to its knowledge any current director, officer, agent, employee or other Person acting on behalf of GFS has accepted or received, in connection with such position, unlawful contributions, payments, gifts or expenditures.

3.25       Personnel

Section 3.25 of the GFS Disclosure Schedule sets forth a true and complete list of:

(a)          the names and current rates of pay of all directors and elected and appointed officers of GFS and the family relationships, if any, among such persons;

(b)          the current rates of pay for all non-executive employees of GFS by classification, and all labor union contracts (if any); and

(c)          all group insurance programs in effect for employees of GFS.

GFS is not in material default with respect to any of its obligations referred to in clause (c) above.

3.26        Insider Interests

GFS represents and warrants, and each GFS Stockholder represents and warrants to such Principal Stockholder's knowledge, that except as set forth in Section 3.26 of the GFS Disclosure Schedule that neither the GFS Stockholders nor any officer of GFS has any interest (other than as a stockholder of GFS) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of GFS, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to GFS, its present or prospective business or its operations, except for an Employment Agreement, if any, to be entered into between any of the Principal Stockholders with Purchaser at the Closing.

3.27         Domain Names

Schedule 3.27 of the GFS Schedule sets forth all Internet domain names registered to GFS and its Subsidiaries, whether or not such domain names are currently in use. GFS has no knowledge of any third party regarding ownership of any such domain names or the alleged infringement of any rights of any such parties by GFS' ownership of such domain names.  There are not threatened or on going disputes over any domain name owned by GFS or its Subsidiaries

3.28         Accuracy of Web Site Content

The information contained on GFS' Web sites regarding GFS, its employees, business and products is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading.

3.29         Environmental Issues

To its knowledge, GFS is in compliance in all material respects with applicable Federal, state and local laws, statutes, regulations, orders, directives and decisions rendered by any legislature, department, administrative or regulatory agency (collectively, "Environmental Laws") relating to the protection of the environment, occupational health and safety or the use, storage, disposal, transport, handling, remediation or corrective action of any pollutants, contaminants, chemicals, deleterious substances or industrial, toxic or hazardous wastes or substances ("Hazardous Substances").

3.30         Full Disclosure

The information furnished to Purchaser by GFS or the GFS Stockholders in this Agreement is true, correct and complete in all material respects. No representation or warranty of the GFS or the GFS Stockholders contained in this Agreement and no statement or disclosure made by or on behalf of GFS or the GFS Stockholders to the Purchaser pursuant to this Agreement or the Operative Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

3.31         Investment Representations

Each GFS Stockholder represents on his or her own behalf:

(a)            Investment. Such GFS Stockholders shall receive the Purchaser Common Stock with no present intention of distributing or reselling the Purchaser Common Stock or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to the Stockholder's rights at all times to sell or otherwise dispose of all or any part of the Purchaser Common Stock under an effective registration statement under the Securities Act, or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

(b)            Exempt Transaction. Such GFS Stockholder understands that the Purchaser Common Stock received or to be received by the Stockholder pursuant to this Agreement has not been registered under the Securities Act by reason of its sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the Stockholder will have to hold the Purchaser Common Stock and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such GFS Stockholder represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(c)            Experience. Such GFS Stockholder acknowledges that the Stockholder and the Stockholder's representatives are experienced in, and capable of, evaluating the financial condition and prospects of corporations like Purchaser. The Stockholder has had access to the records of Purchaser and has had the opportunity to ask questions concerning Purchaser and an investment in the Purchaser Common Stock.

(d)            No Intention to Dispose of Stock.  No GFS Stockholder has any current plan or intention, or is under any binding commitment or contract, to sell, exchange or otherwise dispose of the Purchaser Common Stock received hereunder.
(e)            Reliance By Purchaser.  Such GFS Stockholder understands that the Purchaser Common Stock is being offered and sold to Purchaser in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such GFS Stockholder set forth in this Agreement, in order that the Purchaser may determine the applicability and availability of the exemptions from registration of the Purchaser Common Stock on which the Purchaser is relying.

ARTICLE IV- REPRESENTATIONS AND
WARRANTIES OF PURCHASER

As of the date of this Agreement and as of the Closing, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by Purchaser  (the "Purchaser  Disclosure Schedule") and which is arranged according to the numbered and lettered paragraphs of this Article IV, Purchaser represents and warrants to GFS and the GFS Stockholders as follows:

4.1       Organization, Good Standing

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted.

4.2       Authority

Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents to which either is a Party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which Purchaser is a Party will be, on the Closing Date, duly executed and delivered by Purchaser, and this Agreement is, and each Operative Document to which Purchaser is a Party will be, on the Closing Date, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

4.3       No Approvals or Notices Required; No Conflicts

The execution, delivery and performance of this Agreement and the Operative Documents by Purchaser, the issuance of the Purchaser Common Stock to the Stockholders and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Purchaser, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any Party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Purchaser is a Party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of Purchaser or the Purchaser Common Stock delivered as the Purchase Price, or (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of Purchaser. No consent, approval, order, authorization or registration qualification, designation, license, license, declarations or filing with any state of federal governmental authority or any other Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the issuance of the Purchaser Common Stock as the Purchase Price or the consummation of the transactions contemplated herein.

4.4       Subsidiaries. The Purchaser does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

4.5       Organizational Documents and Authorized Capital

(a)        The Purchaser has delivered or made available to GFS a true and correct copy of the Articles of Incorporation and Bylaws of the Purchaser and any other organizational documents of the Purchaser, each as amended, and each such instrument is in full force and effect (the "Purchaser Organizational Documents").

(b)        There are no additional outstanding subscriptions, options, including by way of employee or similar options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Purchaser Preferred Stock or Purchaser Common stock or obligating Purchaser to grant, extend or enter into any agreement or commitment except for as otherwise herein.

(c)        All outstanding shares of the capital stock of the Purchaser are, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any prevision of the laws of the jurisdiction of the Purchaser's organization, the Purchaser Organizational Documents or any Contract to which the Purchaser is a Party or otherwise bound.

4.6.        Taxes

Purchaser has (a) duly and timely filed, with the US Internal Revenue Service and other appropriate federal and state governmental agencies all tax returns, information returns and reports for all Taxes required to have been filed with respect to Purchaser and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

4.7        Property

(a)         Purchaser does not own or lease any real property.

(b)         As of the Closing, the Purchaser will not own or lease any personal property.

4.8        Contracts

As of the Closing, except for this Agreement, the Purchaser will not be a Party to any Contracts, except as set forth on Schedule 4.8.

4.9        Litigation; Claims and Legal Proceedings

Purchaser is not a Party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation, and there is no basis for any material claim, action, suit, arbitration, proceeding or investigation by any Person against the Purchaser There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Purchaser.

4.10       Labor Matters

Purchaser has no employees and there are no material disputes, employee grievances or disciplinary actions pending or to the knowledge of Purchaser threatened or involving Purchaser with respect to any former employees.

4.11       Employee Benefit Plans

Purchaser neither presently has nor has ever had any bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees as to which Purchaser has any liability.

4.12       Intellectual Property

Other than the Intellectual Property to be transferred to the Purchaser's shareholders prior to the Closing, the Purchaser does not own or license any Intellectual Property or is a Party to any Intellectual Property Licenses.

4.13       Accounts Receivable

Purchaser has no accounts receivable.

4.14       Inventory

Purchaser has no inventory.

4.15        Applicable Laws

Purchaser to the best of its knowledge has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business.  Purchaser has not received any notification of any asserted present or past unremedied failure by Purchaser to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

4.16        Insurance

Purchaser does not maintain any insurance policies with respect to any of its assets or otherwise.

4.17        Intentionally Deleted

4.18        Liabilities.  As of the Closing, the Purchaser will have no Liabilities or contractual obligations.
4.19        Quotation of Purchaser Common Stock
The Purchaser Common Stock is currently approved for quotation on the [OTC Markets] under the symbol "STYA" and there are no stop orders in effect or contemplated with respect thereto and no facts exist which may give rise there. Purchaser has not been informed, and has no reason to believe, that its common stock will be delisted or suspended by FINRA or the SEC. Purchaser has fully complied will all applicable securities laws and regulations and is not in default of any of its obligations thereunder and Purchaser has not received any comment letters from the SEC or FINRA, to which Purchaser has not been fully responded.

4.20        Brokers and Finders

Neither Purchaser, nor any director, officer, agent or employee acting on behalf of Purchaser, has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.

ARTICLE V - CONDITIONS PRECEDENT TO
OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the Transaction hereunder shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by Purchaser.

5.1         Accuracy of Representations and Warranties

The representations and warranties of GFS and the GFS Stockholders contained herein (including applicable Exhibits or Schedules) and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

5.2         Performance of Agreement

GFS and the GFS Stockholders shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing Date.

5.3        Stockholders Approval

The GFS Stockholders shall have executed a valid consent approving this Agreement.

5.4        Consents to Transaction

GFS shall have received written consents from each of the parties (other than GFS) to those agreements, leases, notes or other documents requiring such consents, which consents shall in all respects be satisfactory to Purchaser in its sole and absolute discretion

5.5        Officers' Certificate

GFS shall have delivered to Purchaser a certificate of its President, dated the Closing Date, stating that the representations and warranties of GFS contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

5.6        Stockholders' Certificates

Each GFS Stockholder shall have delivered Purchaser a certificate, dated the Closing Date, stating that the representations and warranties of such GFS Stockholder contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

5.7        Stockholder Releases/Investment Letter

Each GFS Stockholder shall have delivered to Purchaser (x) an instrument dated the Closing Date releasing GFS from any and all (i) claims prior to the Closing Date of such GFS Stockholder against GFS from and (ii) obligations prior to the Closing Date of GFS to such GFS Stockholder, except for obligations arising under this Agreement or the transactions contemplated hereby and (y) an investment letter and receipt in the form annexed as Schedule "B".

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS
OF GFS AND THE GFS STOCKHOLDERS

The obligations of GFS and the GFS Stockholders to consummate the Transaction hereunder shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by on behalf of GFS, by the President of GFS and by the GFS Stockholders who collectively hold at least 75% of the GFS Stockholders stock held by the GFS Stockholders

6.1        Accuracy of Representations and Warranties

The representations and warranties of Purchaser contained herein and in the Operative Documents shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

6.2        Performance of Agreement

Purchaser shall have performed all obligations and agreements and complied with in all material respects all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with  by them at or prior to the Closing Date.

6.3        Officers' Certificate

Purchaser shall have delivered to GFS a certificate, dated the Closing Date, stating that the representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

ARTICLE VII - CONDITIONS PRECEDENT TO
OBLIGATIONS OF ALL PARTIES

The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Purchaser, GFS and the GFS Stockholders who collectively hold at least 75% of the GFS Stockholders stock held by the GFS Stockholders.

7.1        Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

7.2        Approvals and Consents

Except as set forth in Schedule 7.2, all transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of GFS, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

ARTICLE VIII – COVENANTS

8.1        Conduct of Business by Purchaser
 At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Closing, Purchaser shall not take any actions which are inconsistent with the representations made by Purchaser in Article 4 hereof.
8.2        Access and Information

Subject to each Party's compliance with Section 8.8 hereof, GFS and Purchaser shall afford each other and their respective accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, each shall furnish promptly to the other all information concerning the other's business, properties and personnel as each may reasonably request; provided, however, that no investigation pursuant to this Section 8.3 shall affect any representations or warranties made herein or the conditions to the obligations of Purchaser of GFS and the GFS Stockholders to consummate this Agreement.

8.3        Advice of Claims

From the date of this Agreement to and including the Closing Date, each Party hereto shall promptly advise all other parties hereto in writing of the commencement or threat of any claims, litigation or proceedings against or affecting any Party hereto, of which such Party has knowledge.

8.4        Cooperation

Each Party hereto will make commercially reasonable efforts to cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each Party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof.  No Party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such Party in this Agreement or any of the Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

8.5        Information in Disclosure Documents

Each Party covenants that, other than with respect to information furnished by the other Parties for use therein, none of the information to be included in the materials to be furnished to the GFS Stockholders by or on behalf of the Purchaser's Board of Directors or management of the parties to this agreement in connection with the approval of this Agreement by the GFS Stockholders, or other parties hereto will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

8.6        Confidentiality

In connection with the transactions contemplated herein, Purchaser and GFS are furnishing each other and the GFS Stockholders with certain information, which is either nonpublic, confidential or proprietary in nature.  All such information furnished by one Party to the other or its representatives is hereinafter referred to as the "Confidential Information".  As used in this Agreement, the "representatives" of any Party shall mean such Party's officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each Party's being furnished with the Confidential Information of the other, each Party agrees that:

(a)        The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the Party supplying the information, be disclosed by the receiving Party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving Party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by Purchaser, the GFS Stockholders and GFS, Purchaser and its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein.  Each Party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the Party supplying such information of the confidential nature of the Confidential Information and who are directed by such Party to comply with the terms of this Agreement. Each Party will be responsible for any material breach of this Agreement by its representatives.

(b)        Without the prior written consent of the other parties to this Agreement, no Party or any of its representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c)        In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof.  Analyses, notes, studies or other documents prepared by any Party or its representatives for the purpose of assisting it in connection with the transactions contemplated herein will be held by the receiving Party and kept confidential and subject to the terms of this Agreement or, at the election of the other Party, destroyed.

(d)        This Section 8.8 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving Party or its representatives which is not required by law; (ii) become available to the receiving Party from a source with no obligation of confidentiality to the other Party; (iii) describe technology independently developed by the receiving Party; or (iv) were known to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the supplying Party or one of its representatives.

(e)        In the event that a receiving Party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil or criminal investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving Party will provide the supplying Party with prompt written notice so that the supplying Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying Party waives compliance with the provisions of this Agreement, the receiving Party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f)        Each Party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section 8.8. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 8.8 by any Party or its representatives but shall be in addition to all other remedies available at law or equity.

(g)        It is further understood and agreed that no failure or delay by any Party in exercising any right, power or privilege under this Section 8.8 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such any right, power or privilege hereunder.

8.7       Certain Provisions Related to Consents

GFS shall use commercially reasonable efforts prior to and after the Closing to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Operative Documents. GFS shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided.

8.8       Further Acts

After the Closing Date, each Party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to maintain for Purchaser full title to all properties, assets and rights of GFS and to effect the transfer of the GFS Shares to Purchaser and to effect the issuance of the Consideration Shares to the GFS Stockholders and to consummate any other transaction contemplated herein.

ARTICLE IX – DELIVERIES AT CLOSING

9.1       Documents at Closing.

At the Closing, the following documents shall be delivered:

(a)       GFS shall deliver, or shall cause to be delivered, to Purchaser the following:

(i)       a certificate executed by the President and Secretary of GFS to the effect that all representations and warranties made by GFS under this Agreement are true and correct as of the Closing, the same as though originally given to Purchaser on said date;

(ii)      such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iii)     certified copies of resolutions adopted by the directors of GFS authorizing this transaction;

(iv)     GFS' audited financials for the years ended December 31, 2015 and 2014;

(iv)     all GFS Shares owned by the GFS Stockholders together with such assignments, stock powers, agreements, tax stamps and other documents required to transfer the ownership of such shares to the Purchaser; and

(v)      all other items, the delivery of which is a condition precedent to the obligations of Purchaser as set forth herein.

(b)          Purchaser will deliver or cause to be delivered to GFS:

(i)       stock certificates representing the shares of Consideration Shares;

(ii)      a certificate of the President of Purchaser, to the effect that all representations and warranties of Purchaser made under this Agreement are true and correct as of the Closing, the same as though originally given to GFS on said date;

(iii)     certified copies of resolutions adopted by Purchaser's board of directors authorizing the transaction contemplated hereunder and all related matters described herein;

(iv)     certificate from the jurisdiction of incorporation of Purchaser dated at or about the Closing Date that Purchaser is in good standing under the laws of said state;

(v)      such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement; and

(vi)     resignations of the officers and directors of Purchaser.

ARTICLE X - TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a)        by the mutual consent of Purchaser and GFS; or

(b)        by either Purchaser or GFS if the other parties shall have substantially and materially breached their agreements hereunder; provided, however, that GFS may not terminate this Agreement for a breach by any GFS stockholder.  Furthermore, this Agreement shall not be terminated (nor shall any other action be taken) for any breach hereunder, unless the Party seeking termination shall have provided to all other parties written notice describing the breach with sufficient specificity to permit cure thereof and the other parties shall have a reasonable opportunity (of not less than 30 days) to cure such breach.  In the event of such cure, the cured breach shall be deemed a nullity and no action of any nature arising out of such nullified breach, against the breaching Party shall be permitted.

In the event of any termination pursuant to this Article X (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating Party to the other parties hereto. Such termination shall not prejudice any Party's right to seek remedies for another Party's breach of this Agreement.  All provisions of this Agreement regarding confidentiality and non-disclosure shall survive the termination of this Agreement.

ARTICLE XI - GENERAL

11.1      Expenses

Each Party shall be responsible for and bear all of their own costs and expenses (including any broker's or finder's fees) incurred at any time in connection with pursuing or consummating the Transaction.

11.2     Amendment

Purchaser, GFS and GFS Stockholders who collectively hold at least 75% of stock held by the GFS Stockholders may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the Parties to be bound thereby.

11.3     Indemnification and Survival of Warranties

11.3.1      (a)      GFS and the GFS Stockholders agree to indemnify, Purchaser, its successors and assigns, and current and former officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by GFS or the GFS Stockholders in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by GFS or the GFS Stockholders in this Agreement or the Operative Documents.

(b)            Purchaser agrees to indemnify and to hold harmless GFS and the GFS Stockholders and their successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by Purchaser in this Agreement or the Operative Documents or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Purchaser in this Agreement or the Operative Documents.  The representations and warranties of Purchaser contained in this Agreement shall not survive the Closing.

11.3.2       If any Person entitled to indemnification pursuant to Section 11.3.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying Party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying Party shall not relieve the indemnifying Party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying Party shall have been actually prejudiced as a result of such failure.

11.3.3       The indemnifying Party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying Party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying Party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying Party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, Purchaser and the GFS and the GFS Stockholders shall permit each other reasonable access, subject to the provisions of Section 7.9 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying Party may elect to do so at its sole expense.

11.3.4        The representations and warranties of GFS and the GFS Stockholders and Purchaser contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date, after which they will expire along with any rights to indemnification under this Section 11.3.

11.3.5        Indemnity obligations hereunder of GFS and the GFS Stockholders shall be limited in that the same shall be satisfied solely by offsetting any amounts due from the GFS Stockholders against shares of Purchaser Common Stock which are issuable to the GFS Stockholders pursuant to Section 2.3 above, such shares to be valued at the time that any such payment is to be made.

11.4     Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5     Headings

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

11.6     Applicable Law

This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of Florida, as applied to contracts executed and to be fully performed in such state by citizens of such state.

11.7     Parties in Interest; Assignment

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any Party hereto shall be assigned without the prior written consent of the other parties; provided that (a) any GFS Stockholders shall be permitted to assign its consideration payable GFS to any third Party and (b) any GFS Stockholders which is a corporation may assign its rights and obligations under this Agreement to the principal stockholder of such corporation, or to the principal stockholder of the parent corporation of such stockholder. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a Party hereto.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SATYA WORLDWIDE, INC.

By: /s/   Ian Rosenblatt
Name:  Ian Rosenblatt
Title:     President

GLOBAL FANTASY SPORTS, INC.

By: /s/   Ian Rosenblatt
Name:  Ian Rosenblatt
Title:     Chief Executive Officer

STOCKHOLDERS

/s/  Ian Rosenblatt
      Ian Rosenblatt

/s/  Simon Kaastrup-Olsen
     Simon Kaastrup-Olsen

SCHEDULE A

GFS STOCKHOLDERS

Name	Shares Owned

Ian Rosenblatt	95

Simon Kaastrup-Olsen	5

A - 1